Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), executed as of October 9, 2012, between Casella Waste Systems, Inc., a Delaware corporation (the “Company”), the Guarantors named on the signature pages hereto (the “Guarantors”) and Wilmington Trust Company, as Trustee (the “Trustee”) and Second Lien Agent (the “Second Lien Agent”).

RECITALS

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered that certain Indenture, dated as of July 9, 2009 (such agreement, as amended from time to time, the “Indenture”), pursuant to which the Company issued its 11% Senior Second Lien Notes due 2014 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holder or Holders of a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, subject to certain limitations specified therein, without notice to any other Noteholders;

WHEREAS, the Company has commenced an offer to purchase for cash any and all of the outstanding Notes from all Holders thereof (the “Offer”), upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated September 24, 2012 (the “Offer to Purchase”), and in the related Letter of Transmittal and Consent, dated September 24, 2012;

WHEREAS, in connection with the Offer and forming a part thereof, the Company has solicited (the “Solicitation”) consents (the “Consents”) of the Holders of the Notes to effect certain amendments (the “Amendments”) to the Indenture;

WHEREAS, pursuant to the Solicitation, there have been validly delivered Consents of Holders of at least a majority in aggregate principal amount of the outstanding Notes, which constitute requisite Consents to effect the Amendments under the Indenture and the Notes;

WHEREAS, in accordance with the terms of the Offer and Solicitation, the Company and the Trustee have determined that it is necessary or required to supplement the Indenture to reflect the Amendments; and

WHEREAS, the Company certifies that all conditions and requirements of the Indenture necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto;

NOW, THEREFORE, in consideration of the premises provided for herein, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and proportionate benefit of all Holders as follows:

ARTICLE ONE

SECTION 1.01 Preamble, Definitions and Incorporation by Reference

(a) Effective as of the Effective Time (as defined below), the first parenthetical of the preamble of the Indenture is hereby amended by inserting the following text following the term “Casella”:

“or the “Company””

(b) Effective as of the Effective Time, Section 1.01 of Article One of the Indenture is hereby amended by deleting the definitions of the following defined terms in their entirety and inserting “[Intentionally Omitted]” in place of the text of the respective definitions, and the Indenture is hereby further amended by deleting all references to such defined terms in the Indenture, except where such deletion is expressly prohibited by the Indenture:

“Acquired Debt”

“Asset Sale”

“Beneficial Owner”

“Cash Equivalents”

“Change of Control”

“Consolidated EBITDA”

“Consolidated Fixed Charge Coverage Ratio”

“Consolidated Fixed Charges”

“Consolidated Interest Expense”

“Consolidated Net Income”

“Consolidated Non-Cash Charges”

“Continuing Director”

“Coverage Ratio Exception”

“Deposit Account Control Agreement”

“Disinterested Director”

“Existing Indebtedness”

“Foreign Subsidiary”

“Four Quarter Period”

“GreenFiber”

“Insurance Subsidiary”

“Investments”

“MERC”

“Moody’s”

“Net Proceeds”

“Permitted Business”

“Permitted Investments”

“Permitted Liens”

“Permitted Refinancing Indebtedness”

“Purchase Money Obligations”

“Qualified Capital Stock”

“Restricted Investment”

“S&P”

“Specified Assets”

“Transaction Date”

“Voting Stock”

“Weighted Average Life to Maturity”

“Wholly Owned Restricted Subsidiary”

(c) Effective as of the Effective Time, Section 1.02 of Article One of the Indenture is hereby amended by deleting the section cross references for the following defined terms and inserting “[Definition Intentionally Omitted]” in place of thereof, and the Indenture is hereby further amended by deleting all references to such defined terms in the Indenture, except where such deletion is expressly prohibited by the Indenture:

“Affiliate Transaction”

“Alternate Offer”

“Asset Sale Offer”

“Asset Sale Offer Amount”

“Asset Sale Payment”

“Asset Sale Payment Date”

“Basket”

“Change of Control Offer”

“Change of Control Payment”

“Change of Control Payment Date”

“Designation”

“Excess Proceeds”

“Permitted Debt”

“Replacement Assets”

“Restricted Payments”

“Revocation”

SECTION 1.02 Covenants

(a) Effective as of the Effective Time, Article Four of the Indenture is hereby amended by deleting the provisions of Sections 4.02, 4.04, 4.05, 4.07 through 4.16 and 4.18 through 4.23 in their entirety and inserting “[Intentionally Omitted]” in place of the provisions of each such section, and the Indenture is hereby further amended by deleting all references to such sections in the Indenture, except where such deletion is expressly prohibited by the Indenture.

(b) Effective as of the Effective Time, Section 4.06 of Article Four of the Indenture is hereby deleted in its entirety and the following inserted in place thereof:

“SECTION 4.06. Compliance Certificate

The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee not less often than annually an Officers’ Certificate stating that as to each such Officer’s knowledge the Company has complied with all conditions and covenants under this Indenture.”

SECTION 1.03 Merger, Consolidation, or Sale of Assets

(a) Effective as of the Effective Time, Section 5.01 of Article Five of the Indenture is hereby amended by deleting the provisions of clauses (a)(3), (a)(4) and (b)(1) thereof in their entirety and inserting “[Intentionally Omitted]” in place of the provisions of each such clause, and the Indenture is hereby further amended by deleting all references to such clauses in the Indenture, except where such deletion is expressly prohibited by the Indenture.

(b) Effective as of the Effective Time, Section 5.01 of Article Five of the Indenture is hereby further amended by deleting the first paragraphs immediately following each of clauses 5.01(a)(4) and 5.01(b)(2) thereof in their entirety and by inserting the following in place of the first paragraph immediately following clause 5.01(b)(2) thereof:

“Any requirements of this clause (b) shall not apply to (x) a consolidation or merger of any Guarantor with or into Casella or any other Guarantor so long as Casella or a Guarantor survives such consolidation or merger or (y) the sale by consolidation or merger of a Guarantor.”

SECTION 1.04 Events of Default.

Effective as of the Effective Time, Section 6.01 of Article Six of the Indenture is hereby amended by deleting the provisions of clauses (3), (5) and (6) thereof in their entirety and inserting “[Intentionally Omitted]” in place of the provisions of each such clause, and the Indenture is hereby further amended by deleting all references to such clauses in the Indenture, except where such deletion is expressly prohibited by the Indenture.

SECTION 1.05 Exhibits.

(a) Effective as of the Effective Time, Exhibit A to the Indenture is hereby amended by deleting the provisions of Section 8 thereof in their entirety and inserting “[Intentionally Omitted]” in place thereof, and such Exhibit A is further amended by deleting all references to such section in such Exhibit A, except where such deletion is expressly prohibited by the Indenture.

(b) Effective as of the Effective Time, Exhibit A to the Indenture is hereby further amended by deleting the phrases “to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and other payments by Restricted Subsidiaries of Casella” and “or to engage in transactions with affiliates” from the first sentence of Section 14 thereof, and by deleting the form “Option of Holder to Elect Purchase” attached thereto in its entirety.

ARTICLE TWO

SECTION 2.01 Effect of Supplemental Indenture.

Upon the execution and delivery of this Supplemental Indenture by the Company, the Guarantors and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

SECTION 2.02 General Definitions.

For all purposes of this Supplemental Indenture:

(a)	capitalized terms used herein without definition shall have the meanings specified in the Indenture; and

(b)	the terms “herein”, “hereof”, “hereunder” and other words of similar import refer to this Supplemental Indenture.

SECTION 2.03 Adoption, Ratification and Confirmation.

The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

SECTION 2.04 Effective Time.

The provisions of Article One hereof shall become effective, and the amendments to the Indenture contemplated by Article One hereof shall become operative, at such time as the Company purchases validly tendered Notes representing a majority in aggregate principal amount of the outstanding Notes pursuant to the Offer on the Initial Payment Date (as defined in the Offer to Purchase) (such time, the “Effective Time”).

SECTION 2.05 Indenture Remains in Full Force and Effect.

Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

SECTION 2.06 Indenture and Supplemental Indenture Construed Together.

This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

SECTION 2.07 Conflict with the TIA.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be a part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

SECTION 2.08 Severability.

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.09 Benefits of Supplemental Indenture.

Except as otherwise provided in Article Ten and Section 12.14 of Article Twelve of the Indenture, nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

SECTION 2.10 Modification of the Notes.

The Notes shall be modified as necessary to give effect to the provisions in this Supplemental Indenture.

SECTION 2.11 Successors.

All agreements of the Company and the Guarantors in this Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

SECTION 2.12 Certain Duties and Responsibilities of the Trustee.

In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct of, affecting the liability of or affording protection to, the Trustee, whether or not elsewhere herein so provided.

SECTION 2.13 Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 2.14 Governing Law.

THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

SECTION 2.15 Headings.

The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 2.16 The Trustee.

The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by the Company.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

COMPANY

CASELLA WASTE SYSTEMS, INC.

By:	/s/ Edwin D. Johnson
Name:	Edwin D. Johnson
Title:	Senior Vice President and Chief Financial Officer

Attest:	/s/ Shelley S. Field
Name:	Shelley S. Field
Title:	Associate General Counsel

(Signature Page to First Supplemental Indenture)

GUARANTORS

ALL CYCLE WASTE, INC.
ATLANTIC COAST FIBERS, INC.
B. AND C. SANITATION CORPORATION
BRISTOL WASTE MANAGEMENT, INC.
C.V. LANDFILL, INC.
CASELLA ALBANY RENEWABLES, LLC
CASELLA MAJOR ACCOUNT SERVICES, LLC
CASELLA RECYCLING, LLC
CASELLA RENEWABLE SYSTEMS, LLC
CASELLA TRANSPORTATION, INC.
CASELLA WASTE MANAGEMENT OF MASSACHUSETTS, INC.
CASELLA WASTE MANAGEMENT OF N.Y., INC.
CASELLA WASTE MANAGEMENT OF PENNSYLVANIA, INC.
CASELLA WASTE MANAGEMENT, INC.
CASELLA WASTE SERVICES OF ONTARIO LLC
CHEMUNG LANDFILL LLC
COLEBROOK LANDFILL LLC
CWM ALL WASTE LLC
FOREST ACQUISITIONS, INC.
GRASSLANDS INC.
GROUNDCO LLC
HAKES C&D DISPOSAL, INC.
HARDWICK LANDFILL, INC.
HIRAM HOLLOW REGENERATION CORP.
KTI BIO FUELS, INC.
KTI ENVIRONMENTAL GROUP, INC.
KTI NEW JERSEY FIBERS, INC.
KTI OPERATIONS, INC.
KTI SPECIALTY WASTE SERVICES, INC.
KTI, INC.
MAINE ENERGY RECOVERY COMPANY, LIMITED PARTNERSHIP
NEW ENGLAND WASTE SERVICES OF MASSACHUSETTS, INC.
NEW ENGLAND WASTE SERVICES OF ME, INC.
NEW ENGLAND WASTE SERVICES OF N.Y., INC.
NEW ENGLAND WASTE SERVICES OF VERMONT, INC.
NEW ENGLAND WASTE SERVICES, INC.
NEWBURY WASTE MANAGEMENT, INC.
NEWS OF WORCESTER LLC
NEWSME LANDFILL OPERATIONS LLC
NORTH COUNTRY ENVIRONMENTAL SERVICES, INC.

(Signature Page to First Supplemental Indenture)

NORTHERN PROPERTIES CORPORATION OF PLATTSBURGH

PINE TREE WASTE, INC.

RESOURCE WASTE SYSTEMS, INC.

SCHULTZ LANDFILL, INC.

SOUTHBRIDGE RECYCLING & DISPOSAL PARK, INC.

SUNDERLAND WASTE MANAGEMENT, INC.

THE HYLAND FACILITY ASSOCIATES

U.S. FIBER, LLC

WASTE-STREAM INC.

WINTERS BROTHERS, INC.

By:	/s/ Edwin D. Johnson
Name:	Edwin Johnson
Title:	Vice President and Treasurer

(Signature Page to First Supplemental Indenture)

TRUSTEE

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Joshua C. Jones
Name:	Joshua C. Jones
Title:	Financial Services Officer

SECOND LIEN AGENT

WILMINGTON TRUST COMPANY, as Second Lien Agent

By:	/s/ Joshua C. Jones
Name:	Joshua C. Jones
Title:	Financial Services Officer

(Signature Page to First Supplemental Indenture)